Exhibit 10.10

July 24, 2007

Jeffrey J. Read

[Address]

[Address]

Dear Jeffrey,

On behalf of Varolii Corporation (the “Company”), I am pleased to offer you the position of Executive Vice President of Sales and Marketing of the Company on the following terms:

1. Position.

(a) You will be employed as the Executive Vice President of Sales and Marketing of the Company. It is expected that you will relocate to Seattle, Washington as quickly as possible, but in any event, no later than six (6) months following your start date. You will report to the Chief Executive Officer of the Company. Your duties and responsibilities shall include the duties and responsibilities customarily associated with this position, as well as such other duties and responsibilities assigned by the Chief Executive Officer.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, the Company hereby acknowledges and consents to your serving as (i) a non-executive board member for Martinspeed Ltd. and (ii) an executive consultant for Virgin America Inc, provided that for each such position your total time commitment does not materially exceed two (2) days per quarter and does not otherwise interfere or conflict with your obligations to the Company. Nothing in this letter agreement (this “Agreement”) will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this Agreement, you will commence this new position on or before August 6, 2007.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4. Cash Compensation.

(a) Salary. You will be paid a monthly salary of $20,833.33, which is equivalent to $250,000 on an annualized basis (the “Base Salary”), subject to standard payroll deductions and withholdings and payable pursuant to the company’s regular payroll practices. The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

(b) Bonus. Your annual target incentive bonus will be $125,000. Your entitlement to incentive bonuses from the Company is based upon the extent to which your individual performance objectives and the company’s profitability objectives and other financial and non-financial objectives are achieved during the applicable bonus period as determined by the Board of Directors in its sole discretion.

(c) Signing Bonus. You will be entitled to receive a signing bonus in the amount of $25,000.00 upon commencement of your employment. This bonus will be paid as a lump sum, less applicable taxes, within the first 30 days of your employment. In the event you voluntarily terminate your employment prior to the first anniversary of your commencement of employment, the full amount of the signing-bonus will become due and payable by you to the Company within 90 days of your termination date.

5. Stock Option Grant.

Following commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 1,600,000 shares of the Company’s Common Stock (“New Option Shares”) (which represents around 1.2% of the Company’s fully-diluted capitalization as of July 23, 2007) with an exercise price equal to the fair market value on the date of the grant (the “Option”). The New Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your employment start date) and 1/48th of the total number of New Option Shares per month thereafter Vesting will, of course, depend on your continued employment with the Company The Option will be subject to the terms of the Company’s 2000 Stock Option Plan and the Stock Option Agreement between you and the Company. At your request prior to the grant of the option, the Company will recommend to the Board of Directors that the Option be immediately exercisable in whole or in part subject to the Company’s right to repurchase, at the lower of (i) the original purchase price or (ii) the then fair market value of the Company’s Common Stock, the portion of shares that is unvested in the event your service with the Company terminates before your shares are fully vested. The New Option Shares will be issued as incentive stock options to the maximum extent permitted by applicable law. The balance will be issued as non-statutory stock options. Should you decide to early exercise the Option we would be happy to assist you with filing your Form 83(b) election but you should not rely on the Company for tax advice. We strongly encourage you to consult your tax advisors on these matters.

6. Benefits.

(a) Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b) Paid Time Off. You will be entitled to paid time off according to the Company’s standard policies.

7. Relocation Assistance. The Company will cover the reasonable costs associated with relocation, including:

a) up to five (5) pre-move trips for your immediate family, as well as final travel to Seattle,

b) packing, transportation, and unpacking of your household goods and two (2) automobiles, and

c) miscellaneous relocation assistance of $5,000 (gross) to cover incidental expenses related to your relocation.

The Company will withhold from all such payments any amounts that are required by law (such as for federal income taxes, FICA and unemployment insurance) and any amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law, except to the extent such amounts are excludable from adjusted gross income under applicable tax law.

8. Separation Benefits. You will be entitled to receive separation benefits upon termination of employment only as set forth in this Paragraph 8; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan shall reduce the amount of severance pay to which you are entitled pursuant to this Paragraph 8. In all cases, upon termination of employment you will receive payment for all salary and unused paid time off (PTO) accrued as of the date of your termination of employment; and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(a) Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company, you will not be entitled to any severance benefits.

(b) Termination for Cause, Disability or Death. If the Company or its successor terminates your employment for Cause, as defined below, or if your employment is terminated on account of your disability or death, then you will not be entitled to receive any separation benefits.

(c) Involuntary Termination. If your employment is terminated by the Company or its successor other than for Cause, as defined below, and other than on account of your death or disability, or if you resign under circumstances that constitute a Constructive Termination, as defined below, provided you sign a general release of claims with respect to the Company or its successor and related parties within 60 days of such employment termination, you will receive the following separation benefits: (i) continued payment of your Base Salary for a period of four (4) months following the date of termination of services, commencing on the payroll period following the effective date of the general release executed by you and (ii) reimbursement for the premium cost for continued health insurance coverage (including medical and dental) for you and your eligible dependents to the extent provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to four (4) months following the date of termination of your employment, ending at such earlier time as you or your dependents cease to be eligible for COBRA continuation coverage under the Company’s health insurance plan.

9. Definitions. The following definitions shall apply hereunder

(i) Cause. For purposes of this Agreement, “Cause” for your termination will exist at any time after the happening of one or more of the following events that has caused or is reasonably expected to result in material injury to the Company:

(1) A reasonable and good faith determination by the Company that you have willfully failed substantially to perform your duties and responsibilities to the Company, provided that such determination is preceded by a written demand for substantial performance delivered to you by the Company specifically identifying the manner in which it believes that you have not substantially performed your duties or responsibilities, identifying the measures that will constitute an acceptable cure and providing a reasonable period (not less than twenty (20) days) for you to cure such failure (it being understood that neither bad judgment nor mere negligence nor any act or omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute a substantial failure to perform your duties or responsibilities);

(2) Commission of any act of fraud, embezzlement, dishonesty, deliberate violation of a Company policy or any other willful misconduct;

(3) Unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or

(4) Willful breach of any of your other obligations under any written agreement or covenant with the Company.

(ii) Constructive Termination. For purposes of this Agreement, “Constructive termination” shall be deemed to occur if you resign within 30 days following (A) a material reduction in your job responsibilities or change in title; (B) relocation by the Company or successor thereto of your work site to a facility or location more than 50 miles from your principal work site for the Company immediately prior to the relocation; or (C) a reduction in your then current base salary by at least 15%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to your position by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

10. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your start date.

11. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

12. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

13. Entire Agreement. This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company. This Agreement will be governed by the laws of the State of Washington without regard to its conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you. This offer is valid through Wednesday, July 25, 2007. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

VAROLII CORPORATION

By:	/s/ Nicholas Tiliacos
Nicholas Tiliacos, Chief Executive Officer

July 25, 2007
Date

ACCEPTED AND AGREED:

JEFFREY J. READ

/s/ Jeffrey J. Read
Signature

July 25, 2007
Date

November 28, 2007

Jeffrey J. Read

[address]

[address]

Dear Jeffrey,

This letter agreement amends the offer letter dated July 24, 2007 between you and Varolii Corporation (the Company”) to include the following:

Retention Bonus. You will be entitled to receive a retention bonus in the amount of $60,000 on each of August 31, 2008, 2009, 2010 and 2011. Your entitlement to the annual retention bonus payment is based upon your continued employment relationship with the Company on each such date. The retention bonus will be subject to standard payroll deductions and withholdings, and paid at the next regularly scheduled pay date after each August 31. In the event of a Corporate Transaction (as defined in the 2000 Stock Option Plan), payment of the retention bonus will be accelerated in the same manner as an unvested stock option granted under the plan.

All other terms and conditions of the offer letter shall remain in full force and effect.

Very truly yours,

VAROLII CORPORATION

/s/ Nicholas Tiliacos
Nicholas Tiliacos Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jeffrey J. Read
Jeffrey J. Read